Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 9, 2013, except for the effects on the financial statements of the restatement described in Note 2, as to which the date is September 30, 2013, and except for the retroactive effect of the one for 1.6756 reverse stock split as described in paragraph 6 of Note 1, as to which the date is                 , 2013, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-191601) and related Prospectus of Tandem Diabetes Care, Inc. dated on or about November 1, 2013.

Ernst & Young LLP

San Diego, California

The foregoing consent is in the form that will be signed upon the completion of the 1 for 1.6756 reverse stock split of the common stock of the Company described in paragraph 6 of Note 1 to the financial statements.

/s/ Ernst & Young LLP

San Diego, California

November 1, 2013